EX-11          Computation of Net Income
               Per Share of Common Stock
               (in thousands, except per share data)
               (Unaudited)

                             Three Months          Nine Months
                          Ended September 30,    Ended September 30,
                          -------------------    -------------------
                          1997         1996      1997         1996
                          -----        -----     -----        -----
Loss before
  income taxes           ($4,422)     ($11,035) ($17,319)    ($15,878)
Benefit for income taxes       -        (4,414)        -       (6,351)

Net loss                 ($4,422)      ($6,621) ($17,319)     ($9,527)



Primary loss per share    ($0.70)       ($1.05)   ($2.75)      ($1.51)
Weighted average common
 shares outstanding        6,298         6,298     6,298        6,295

Fully diluted
 loss per share           ($0.70)       ($1.05)   ($2.75)      ($1.51)
Weighted average common
 shares outstanding        6,298         6,298     6,298        6,295